Exhibit 99.1
FOR IMMEDIATE RELEASE
Friday, July 29, 2011
9:00 A.M. CDT
TELEVISION COMPANY BELO CORP. (BLC) ELECTS NEW DIRECTOR
     DALLAS — Belo Corp. (NYSE: BLC), one of the nation’s largest pure-play, publicly-traded television companies, announced today that its Board of Directors has elected Peter A. Altabef as a Class II director of the Company effective July 28, 2011. Altabef’s term will expire at Belo’s Annual Meeting of Shareholders in May 2012, when he will be eligible for re-election by shareholders. He will serve on the Audit Committee, Nominating and Corporate Governance Committee, and the Compensation Committee.
     Altabef, 51, served as president of Dell Services from 2009 to 2011. Prior to that, he was president and Chief Executive Officer and a director of Perot Systems, Inc. from 2004 until 2009, when he successfully led the acquisition of Perot Systems by Dell Inc. Under his leadership, Perot Systems expanded its global presence to operate in approximately 25 countries with annual revenue of $2.8 billion. He joined Perot Systems in 1993 and served in various capacities prior to becoming president and Chief Executive Officer, including serving as vice president, secretary and general counsel.
     Prior to joining Perot Systems, Altabef was a partner with the Dallas law firm of Hughes and Luce, L.L.P.
     Altabef is active on various boards including the Board of Directors of Merit Energy Company, the Associates’ Board of Children’s Medical Center Dallas, the Board of Trustees of Dallas Children’s Theater, and Co-Chairman of the Northwestern University Parents’ Fund.
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Belo Elects New Director
July 29, 2011
Page Two
About Belo Corp.
     Belo Corp. (BLC), one of the nation’s largest pure-play, publicly-traded television companies, owns and operates 20 television stations (nine in the top 25 markets) and their associated Web sites. Belo stations, which include affiliations with ABC, CBS, NBC, FOX, and the CW, reach more than 14 percent of U.S. television households in 15 highly-attractive markets. Belo stations rank first or second in nearly all of their local markets. Additional information is available at www.belo.com or by contacting Paul Fry, vice president/Investor Relations & Treasury Operations, at 214-977-4465.